Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

CHECK OUT OUR NEW RATES
GM Financial Right Notes® are direct investment demand notes issued only by GM Financial. Our goal is to keep rates as competitive as possible, so you get a better return on your investment. What are your cash investments earning today?
TIER 1 TIER 2 TIER 3
Investment Investment Investment Less than $15,000 $15,000—$50,000 more than $50,000
DID YOU KNOW?
The national average rate on a savings account with less than $100,000 is 0.06%.* Right Notes rates are not only higher, but you’ll also get 24/7 access to your money without tying up your funds.
START YOUR INVESTMENT
Source: FDIC. Rates updated July 31, 2017.
Visit rightnotes.com/retirees to check out our FAQs or call 1-844-556-1485.
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Monday—Friday 8 a.m.—7 p.m. (ET)
GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102
*Some accounts referenced in this statement may be FDIC insured. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation.
General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes website at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.